Exhibit 99.1
Latch Announces Jamie Siminoff Will Transition to Advisory Role in 2025
The company’s St. Louis-based leadership team will continue executing the strategy Siminoff has laid out, focusing on efficiency and delivering value for customers.

ST. LOUIS - Nov. 19, 2024 - Latch, Inc., soon to be DOOR, today announced Jamie Siminoff, Chief Strategy Officer, will step down from his current role and transition to the advisory role of Doorman in 2025. Over the last year and a half, the team at DOOR has built upon the foundation of Latch’s existing access control solutions and entry systems with new products and services that deliver the connected residential living experience people expect in today’s world. With a continued focus on operational discipline and efficiency, the company will be executing its strategy from its headquarters in St. Louis.

“I joined Latch to help build a foundation for growth, and I believe we have done just that,” said Siminoff. “We have invented around the future of multifamily property management, joining forces with key partners, introducing innovative new products, and launching the DOOR brand and app to expand the possibilities of what Latch can do. We have worked hard to establish the Latch headquarters in St. Louis, and the core management team based there will continue to realize our vision, with a focus on innovating the way we live in our homes and buildings. I look forward to continuing to support the team as Doorman.”

Since Latch acquired Honest Day’s Work in July 2023, Siminoff and the Latch team have continued advancing the company’s strategic vision. Highlights include:
●Opening a 62,000+ square foot headquarters and warehouse in St. Louis, which now employs 50+ Latch team members and enables the company to better support its customers and drive operational efficiency.
●Key leadership hires, including David Lillis, SVP of Finance, and Chris Peckham, Head of Sales, who lead the St. Louis headquarters.
●Launching the DOOR app to bring together products, services, technology, and community that improve the residential living experience and reduce costs for building owners.
●Launching the James app, which enables drivers to seamlessly book clients and manage their businesses.
●Introducing several hardware products, including a new suite of smart sensors and IoT products that enable facility managers to monitor buildings from the DOOR app; the M3 Retrofit Lock, which retrofits to common mortise locks; the R2 Retrofit Kit to replace outdated access readers with mobile-enabled functionality; and the refreshed DOOR Link and new DOOR Solar Sign.
●Acquiring HelloTech, a service platform delivering on-demand, last-mile installation, setup, and connected device support.
●Launching DOOR Property Management through the acquisition of The Broadway Company’s property management division. This strategic acquisition enables Latch to operate the entire property stack from physical management to advanced technology solutions.

Siminoff will be at Latch’s ISC East booth (#1129) this week in New York, where the company is showcasing its products and services. Siminoff will make the transition to Doorman effective January 1, 2025.

About Latch, Inc.
Latch makes spaces better places to live, work, and visit through a system of software, devices, and services. For more information, please visit www.latch.com.

About DOOR
DOOR is on a mission to enhance the residential living experience with its DOOR app, which brings together products, services, technology, and community to reduce costs for building owners and deliver the living experience residents expect in today’s world. Built on the strong foundation Latch established with its access control and entry systems, the DOOR app is anchored by the Doorman, an AI assistant that combines the technology and unique data of each building to serve timely and relevant information to residents and property managers. From access control to monitoring for leaky toilets and checking the status of amenities and service providers, DOOR supports all the needs of residential living in one, easy-to-use app. Visit DOOR.com to learn more.

Forward Looking Statements
This release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "would," "will continue," "will likely result," and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Forward-looking information includes, but is not limited to, statements regarding: the company's products and product releases, performance, and operations, and the related benefits to stockholders, customers, and residents; and transitions in the company’s management team. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including: the company's ability to implement business plans; installation and implementation of new products by customers; and other factors outside of the company’s control. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of the company's Annual Report on Form 10-K filed with the SEC on March 1, 2022, and other documents filed by the company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the company assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. The company does not give any assurance that it will achieve its expectations.

Media Contact
press@door.com

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